Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Credit Suisse                                        Tue Mar   7 13:52:45 2006
                           CSMCRED-2006C1-V7CPY.PX A1A
                                  Yield Table

--------------------------------------------------------------------------------
Current Balance             : $576,577,000                        :
Pass-Thru Rate              : 5.6110                              :
Accrued Days / Delay Days   : 21 / 14                 Settlement  : 03/22/2006
                                                      Factor Date : 03/25/2006
--------------------------------------------------------------------------------

                      Prepayments
------------------------------------------------------
                                         0.0% CPR
                                   -------------------
          Price                    Idx Sprd    ModDur.
------------------------------------------------------
100.00000         100-00             32.5       6.61
100.03125         100-01             32.0
100.06250         100-02             31.6
100.09375         100-03             31.1
100.12500         100-04             30.6
100.15625         100-05             30.2
100.18750         100-06             29.7
100.21875         100-07             29.2

100.25000         100-08             28.8       6.61
100.28125         100-09             28.3
100.31250         100-10             27.8
100.34375         100-11             27.3
100.37500         100-12             26.9
100.40625         100-13             26.4
100.43750         100-14             25.9
100.46875         100-15             25.5

100.50000         100-16             25.0       6.62
100.53125         100-17             24.5
100.56250         100-18             24.1
100.59375         100-19             23.6
100.62500         100-20             23.1
100.65625         100-21             22.7
100.68750         100-22             22.2
100.71875         100-23             21.7

100.75000         100-24             21.3       6.62
100.78125         100-25             20.8
100.81250         100-26             20.3
100.84375         100-27             19.9
100.87500         100-28             19.4
100.90625         100-29             18.9
100.93750         100-30             18.5
100.96875         100-31             18.0
------------------------------------------------------
         Avg Life                         8.64
------------------------------------------------------
         First Pay                     04/15/2006
         Last Pay                      01/15/2016
       Prin. Window                        118
------------------------------------------------------


  Spread Over : SWAPCURVE SWAP Curve(bp): 2 Yr 44.25; 3 Yr 42.75; 4 Yr 45.50;
    5 Yr 48.50; 6 Yr 50.25; 7 Yr 51.75; 8 Yr 52.75; 9 Yr 54.00; 10 Yr 55.25;

    Treasury Curve: 1 Yr 4.7580%; 2 Yr 4.7580%; 3 Yr 4.7870%; 5 Yr 4.7650%;
                         10 Yr 4.7400%; 30 Yr 4.7300%;

Credit Suisse                                        Tue Mar   7 13:53:36 2006
                           CSMCRED-2006C1-V7CPY.PX A1A
                                  Yield Table

--------------------------------------------------------------------------------
Current Balance             : $576,577,000                        :
Pass-Thru Rate              : 5.6110                              :
Accrued Days / Delay Days   : 21 / 14                 Settlement  : 03/22/2006
                                                      Factor Date : 03/25/2006
--------------------------------------------------------------------------------


                      Prepayments
------------------------------------------------------
                                         0.0% CPR
                                   -------------------
          Price                    Idx Sprd    ModDur.
------------------------------------------------------
100.00000         100-00             5.608      6.61
100.03125         100-01             5.603
100.06250         100-02             5.598
100.09375         100-03             5.593
100.12500         100-04             5.589
100.15625         100-05             5.584
100.18750         100-06             5.579
100.21875         100-07             5.575

100.25000         100-08             5.570      6.61
100.28125         100-09             5.565
100.31250         100-10             5.560
100.34375         100-11             5.556
100.37500         100-12             5.551
100.40625         100-13             5.546
100.43750         100-14             5.542
100.46875         100-15             5.537

100.50000         100-16             5.532      6.62
100.53125         100-17             5.528
100.56250         100-18             5.523
100.59375         100-19             5.518
100.62500         100-20             5.514
100.65625         100-21             5.509
100.68750         100-22             5.504
100.71875         100-23             5.500

100.75000         100-24             5.495      6.62
100.78125         100-25             5.490
100.81250         100-26             5.486
100.84375         100-27             5.481
100.87500         100-28             5.476
100.90625         100-29             5.472
100.93750         100-30             5.467
100.96875         100-31             5.462
------------------------------------------------------
         Avg Life                         8.64
------------------------------------------------------
         First Pay                     04/15/2006
         Last Pay                      01/15/2016
       Prin. Window                        118
------------------------------------------------------


                       Page 1